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                                            For More Information:
                                            Jim Borum
                                            (610) 687-5253

AIRGAS ANNOUNCES ORGANIZATIONAL CHANGES, MANAGEMENT APPOINTMENTS

      Radnor, PA, March 4, 1997 -- Airgas, Inc. (NYSE:ARG) today announced certain organizational changes and management appointments to enable the company to enhance support for its operations and to maximize opportunities arising from the company's growth from a $500 million business in 1994 to a $1.3 billion business today.

      The company said that it has formed a new Operating Committee that will be responsible for developing and executing Airgas' operating strategies. The committee will consist of three newly-designated Group Presidents, along with the company's Chief Financial Officer, the Chief Administrative Officer, Chief Information Officer and Senior Vice President/Law and Acquisitions.

Airgas named the following Group Presidents:

     -Hermann Knieling - President of the Manufacturing, Business
      Engineering and International Group. Mr. Knieling, 59, will serve as Chairman of the Operating Committee, and has also been named Executive Vice President of Airgas, Inc.

     -Pat Baker - President of the Distribution Group. Mr. Baker, 57, formerly was Division President of Airgas' Eastern Division.

     -Bill Rice - President of the Airgas Direct Industrial Group.  Mr. Rice,
      50, was formerly Division President - Industrial and Purchasing.

      In addition, Airgas announced that Mr. Gordon Keen, 52, formerly Vice President of Corporate Development, has been named Senior Vice
President/Law and Acquisitions. Mr. Andy Cichocki, 34, formerly Assistant Vice President of Corporate Development, has been named Vice President of Corporate Development of Airgas, Inc., and will be responsible for the transactional aspects of all acquisitions, joint ventures and new business projects.

      Mr. John Musselman, 48, formerly a hub President of Northeast Airgas, has been named Division President of the Eastern Division.

      Peter McCausland, the Chairman and Chief Executive Officer of Airgas, said, "This new structure and these new appointments are designed to improve our focus on operations, capitalize on our strengths and take advantage of our recent growth. These steps will allow us to continue managing for growth in an aggressive but disciplined fashion."

      Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Its distributor network includes approximately 600 locations in 41 states, Mexico and Canada. Airgas can be visited via the Internet at http://www.airgas.com.




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